Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports Second Quarter 2018 Results

•	Sales of $136.2 million, up 52%
•	Net income of $6.8 million; non-GAAP net income of $13.7 million
•	Adjusted EBITDA of $34.9 million, 25.6% of sales
•	Raising 2018 revenue guidance to $510 million to $525 million
o	Includes Custom Fluidpower since August 1, 2018 acquisition

Sarasota, FL, August 6, 2018 — Helios Technologies (formerly known as Sun Hydraulics) (Nasdaq: SNHY) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the second quarter and first half of 2018, ended June 30, 2018.  The results include Faster Group since its acquisition on April 5, 2018.

Wolfgang Dangel, Helios Technologies’ President and Chief Executive Officer, commented, “We are pleased to report record quarterly sales, driven by the inclusion of Faster Group as well as strong organic growth.  Faster sales grew 25% over the prior-year second quarter on a pro forma basis and our integration activities have already begun and are progressing well.  Our organic businesses grew 9%, with our legacy Hydraulics business growing 7% and our Electronics segment growing 14%.  In our legacy Hydraulics business, we have seen record order levels and expect that shipments in the second half of the year will be stronger than the first half.”

He added, “Demand is continuing at very strong levels globally, especially in the Asia-Pacific region.  As we are working diligently to keep up with customer demand, we made good progress during the quarter to alleviate the impact of the supply chain constraints that began a couple of quarters ago.  We were pleased that our operational progress resulted in a 25.6% adjusted EBITDA margin in the quarter.  However, backlog did grow.  We anticipate further improvements in our operational results as we progress through the second half of 2018, including a reduction of our backlog.

“Strategically, we recently completed a couple of actions separately announced.  First, the change to our new business name, Helios Technologies, is an integral part of our Vision 2025.  As we have been growing our portfolio of complementary businesses, it is important to have an identity separate from our operating brands.  Second, the acquisition of Custom Fluidpower on August 1 is an important stepping stone to further our growth in the Asia-Pacific region,” Mr. Dangel noted.

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

Second Quarter 2018 Consolidated Results

($ in millions, except per share data)	Q2 2018	Q2 2017	Change	% Change
Net sales	$136.2	$89.3	$46.9	52%
Gross profit	$50.4	$38.6	$11.8	31%
Gross margin	37.0%	43.2%
Operating income	$17.0	$20.7	$(3.7)	(18%)
Operating margin	12.5%	23.2%
Non-GAAP adjusted operating margin	23.5%	25.5%
Net income	$6.8	$7.3	$(0.5)	(7%)
Diluted EPS	$0.22	$0.27	$(0.05)	(19%)
Non-GAAP adjusted net income	$13.7	$12.8	$0.9	7%
Non-GAAP adjusted EPS	$0.43	$0.47	$(0.04)	(9%)

Sales in the 2018 second quarter grew by $46.9 million, or 52% over the same period last year, with the Faster business contributing $38.7 million, while organic business sales grew 9%.  The Faster sales reflect 25% growth over the 2017 second quarter on a pro forma basis.  Order demand remained strong in the organic business but shipments were hampered by ongoing supply chain constraints, which have shown improvement over the first quarter of 2018.  Sales to the Americas, Europe/Middle East/Africa (“EMEA”) and Asia Pacific (“APAC”) comprised 50%, 32% and 18% of consolidated sales, respectively.  Foreign currency translation favorably impacted consolidated sales by approximately $0.4 million.

Gross profit and gross margin in the second quarter of 2018 were unfavorably impacted by $3.1 million for amortization of inventory valuation step-up resulting from the Faster acquisition.  Additionally, while the Faster acquisition and sales growth drove increases in gross profit, gross margin was unfavorably impacted by ongoing supply chain constraints and higher material costs which have lessened as the Company progresses through 2018.  These are explained further below in the segment reviews.

The factors that impacted gross profit and gross margin also impacted operating income and operating margin, as well as $3.7 million of acquisition and financing-related expenses.  Operating income in the second quarter of 2018 reflects $8.0 million of acquisition-related amortization of intangible assets, compared with $2.0 million in the prior-year second quarter.

Non-GAAP adjusted operating margin was 23.5% in the 2018 quarter compared with 25.5% a year ago.  The decrease is primarily due to the supply chain constraints and higher material costs noted above.  See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income and non-GAAP adjusted operating margin as well as a reconciliation of net income to non-GAAP adjusted operating income.

Net interest expense was $4.2 million compared with $1.0 million in the prior-year period, with the increase due to the debt to fund the Faster acquisition.

In the second quarter, Helios incurred a $2.0 million net foreign currency transaction loss associated with locking the Faster Group purchase price in euros, unfavorably impacting results in the second quarter of 2018.  Additionally, the Company incurred $1.3 million of net foreign currency transaction losses due to significant currency fluctuation during the 2018 second quarter.

The Company recorded a $0.3 million charge for accretion of the contingent consideration associated with the Enovation Controls acquisition, compared with an $8.2 million increase to the fair value of the liability in last year’s quarter.

The Tax Cuts and Jobs Act was the primary factor resulting in a lower effective tax rate in the 2018 second quarter, at 26.3%, compared with 33.2% in the second quarter of 2017.

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

Net income was $6.8 million, or $0.22 per share in the second quarter of 2018.  Non-GAAP net income was $13.7 million, or $0.43 per share, compared with $12.8 million, or $0.47 per share, in the prior-year second quarter.  See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

Second Quarter Adjusted EBITDA

($ in millions)	Q2 2018	Q2 2017	Change	% Change
Adjusted EBITDA	$34.9	$24.8	$10.1	41%
Adjusted EBITDA margin	25.6%	27.8%

Second quarter 2018 Adjusted EBITDA (earnings before net interest expense, income taxes, depreciation and amortization, and certain amortization and non-recurring charges) was $34.9 million, or 25.6% of sales.

Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Helios’ use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

First Half 2018 Consolidated Results

($ in millions, except per share data)	2018	2017	Change	% Change
Net sales	$233.5	$170.7	$62.8	37%
Gross profit	$88.0	$71.4	$16.6	23%
Gross margin	37.7%	41.8%
Operating income	$34.3	$36.5	$(2.2)	(6%)
Operating margin	14.7%	21.4%
Non-GAAP adjusted operating margin	22.5%	25.1%
Net income	$18.7	$17.5	$1.2	7%
Diluted EPS	$0.61	$0.65	$(0.04)	(6%)
Non-GAAP Adjusted net income	$27.3	$24.3	$3.0	12%
Non-GAAP adjusted EPS	$0.89	$0.90	$(0.01)	(1%)

Sales in the 2018 first half grew $62.8 million, or 37%, over the prior year, with Faster contributing $38.7 million, while organic business sales grew 14%.  Foreign currency translation favorably impacted consolidated sales by approximately $2.8 million.

Operating income in the first half of 2018 was impacted by acquisition-related items, including $3.1 million for amortization of inventory valuation, $4.9 million for acquisition and financing-related expenses, $0.2 million for restructuring charges and $10.0 million for acquisition-related amortization of intangible assets.  Operating income in the first half of 2017 was similarly impacted by $1.8 million for amortization of inventory valuation, $0.2 million for acquisition and financing-related expenses and $4.3 million for acquisition-related amortization of intangible assets.

Non-GAAP adjusted operating margin was 22.5% in the 2018 first half compared with 25.1% in the prior-year period.  The decrease is primarily due to the supply chain constraints and higher material costs noted above, as well as other operational costs noted in the first quarter.  See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income and non-GAAP adjusted operating margin as well as a reconciliation of net income to non-GAAP adjusted operating income.

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

Net interest expense was $4.6 million compared with $1.6 million for the first half of 2017, with the increase primarily due to debt to fund the Faster acquisition.

A foreign currency transaction loss, change in fair value of contingent consideration and effective tax rate are consistent with the fluctuations described above for the second quarter.

Net income was $18.7 million, or $0.61 per share.  Non-GAAP net income was $27.3 million, or $0.89 per share, compared with $24.3 million, or $0.90 per share, last year.  See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

First Half 2018 Adjusted EBITDA

($ in millions)	2018	2017	Change	% Change
Adjusted EBITDA	$58.2	$47.7	$10.5	22%
Adjusted EBITDA margin	24.9%	27.9%

First half 2018 Adjusted EBITDA was $58.2 million, or 24.9% of sales.

Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Helios’ use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $103.6 million grew 70.4% over the prior-year second quarter.  The
$42.8 million increase included $38.7 million from the Faster business and 7% of organic growth.  Growth was driven by increased demand in all geographies and end markets, and was also positively impacted by global sales and marketing initiatives.  Orders outpaced revenue, however, supply chain constraints impacted the segment’s ability to complete and ship certain products.   This is leading to a stronger back half of the year.  Including Faster, sales to the Americas, EMEA and APAC were up 41%, 144% and 46%, respectively.  Foreign currency translation favorably impacted segment sales by $0.1 million, of which $0.9 million favorable effect was recognized by the Sun Hydraulics business, offset by $0.8 million unfavorable effect recognized by the Faster business.

Second quarter operating and gross margins were lower than last year but showed sequential improvement over the first quarter of 2018.  While significant customer demand continued, the segment realized improvements in its supply chain activities and recognized production efficiencies compared with previous quarters.  Material cost increases persisted, but are expected to be alleviated in the third quarter of 2018 as Sun’s price increases take effect.

Higher SEA (selling, engineering and administrative) expenses and R&D (research and development) expenses in the 2018 quarter include $5.3 million for the Faster business, partially offset by reduced costs and efficiencies realized by the historical Sun business.

Second quarter operating income increased $9.0 million, or 55%, to $25.4 million, representing 24.5% of sales.

For the first half, segment sales grew $51.3 million, of which $38.7 million was contributed by Faster and 11% growth was realized organically.  Operating income for the first half of 2018 was $38.8 million, or 23.3% of sales.

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales grew to $32.5 million for the second quarter, an increase of 14% over the second quarter of last year.  Growth was driven by increased demand in power controls and recreational vehicle end markets.  Proactive sales initiatives and increased demand for new products developed in the past year also contributed to the 2018 growth.  Foreign currency translation favorably impacted segment sales by $0.3 million.

Similar to the Hydraulics segment, second quarter gross margin was lower than last year but showed sequential improvement over the first quarter of 2018.  Improved productivity partially offset ongoing higher material and freight costs, resulting in lower gross margin compared with the prior year.  SEA costs increased by $1.0 million due to planned investments in sales and marketing initiatives, and research and development to support the segment’s growth strategy, as well as increased accounting and administrative infrastructure costs.

Given the gross margin pressures and SEA investments, second quarter operating income was relatively flat compared with the prior-year second quarter, at $6.5 million, or 20.0% of sales.

For the first half, segment sales grew $11.4 million, or 20.4%.  Operating income for the first half of 2018 was $13.6 million, or 20.2% of sales.

Balance Sheet and Cash Flow Review

Total debt was $355.2 million at June 30, 2018, up from $116.0 million at December 30, 2017, with the increase primarily to fund the Faster acquisition.  Cash and cash equivalents at June 30, 2018 were $29.9 million, compared with $63.9 million at the end of 2017.

Cash provided by operations was $31.1 million and $21.7 million for the first half of 2018 and 2017, respectively.  The increase was driven by strong second quarter cash flows, primarily due to higher net income and improved working capital utilization, especially inventory.

Capital expenditures were $10.6 million and $3.3 million for the first half of 2018 and 2017, respectively.  The increase was primarily for machinery and equipment and costs for the ongoing construction of the Company’s new production facility in South Korea.

2018 Outlook and Guidance

Mr. Dangel stated, “Our organic businesses and the Faster Group remain on track with the revenue expectations we previously reported.  However, the addition of Custom Fluidpower has resulted in an increase to our revenue guidance as well as some of our other metrics.  Additionally, we are adjusting our consolidated operating margin guidance modestly.”

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

The following summarizes the Company’s updated expectations for 2018, including Custom Fluidpower since its August 1 acquisition, compared with previously provided guidance:

	Previous 2018 Guidance	Updated 2018 Guidance
Consolidated revenue	$490 - $505 million	$510 - $525 million
Hydraulics segment revenue	$368 - $378 million	$388 - $398 million
Electronics segment revenue	$122 - $127 million	$122 - $127 million
Consolidated operating margin (1)	22.7% - 24.0%(1)	21.7% - 23.0%(1)
Consolidated interest expense	$10.5 - $12.0 million	$13.5 - $14.5 million
Effective tax rate	24.5% - 26.5%	24.5% - 26.5%
Capital expenditures	$20 - $25 million	$25 - $30 million
Depreciation	$14.5 - $15.5 million	$16.5 - $17.5 million
Amortization	$20 - $21 million	$22.5 - $23.5 million
(1) Operating margin is non-GAAP, before acquisition-related amortization of intangibles and one-time costs

Mr. Dangel concluded, “Step by step, we are striving to become a leading global designer and manufacturer of intelligent systems and controls.  We are diligently and carefully working toward the attainment of our Vision 2025 goals, to achieve global technology leadership in the industrial good section with critical mass exceeding $1 billion in sales while maintaining our superior profitability and financial strength.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.heliostechnologies.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, August 14, 2018.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13681117.  The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies
Helios Technologies is the business name for Sun Hydraulics Corporation, a publicly-listed company on the Nasdaq Global Stock Market (SNHY).  Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, LLC, Enovation Controls, LLC and Faster S.p.A.  Through its Hydraulics segment, the Company serves diverse markets including material handling, construction equipment, agriculture, specialized vehicles, energy and others through its Sun Hydraulics and Faster Group companies, providing high-performance screw-in hydraulic cartridge valves and manifolds as well as quick-release hydraulic coupling solutions.  Through its Electronics segment, the Company provides electronic control solutions through Enovation Controls for recreational and off-highway vehicles, as well as industrial stationary and mobile power equipment.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Sun Hydraulics Corporation (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) the Company’s expectations regarding our sales, expenses, gross margins and other results of operations; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization; and (viii) potential challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international business. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulics industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company, Enovation Controls and Faster Group; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10‐Q for the quarter ended June 30, 2018, and Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 30, 2017. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.  The Company has provided reconciliations of comparable GAAP to non-GAAP measures in tables found in the end of this news release.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	July 1,		June 30,	July 1,
	2018	2017	% Change	2018	2017	% Change
Net sales	$136,168	$89,335	52%	$233,486	$170,688	37%
Cost of sales	85,764	50,752	69%	145,465	99,311	46%
Gross profit	50,404	38,583	31%	88,021	71,377	23%
Gross margin	37.0%	43.2%		37.7%	41.8%

Selling, engineering and administrative expenses	25,325	15,843	60%	43,640	30,544	43%
Amortization of intangible assets	8,076	2,039	296%	10,124	4,348	133%
Operating income	17,003	20,701	(18)%	34,257	36,485	(6%)
Operating margin	12.5%	23.2%		14.7%	21.4%

Interest expense, net	4,151	964	331%	4,634	1,589	NM
Foreign currency transaction loss (gain), net	3,301	7	NM	3,812	(40)	NM
Miscellaneous expense, net	80	635	NM	44	702	NM
Change in fair value of contingent consideration	251	8,191	NM	653	8,191	NM
Income before income taxes	9,220	10,904	(15)%	25,114	26,043	(4%)
Income tax provision	2,424	3,620	(33)%	6,407	8,548	(25%)
Net income	$6,796	$7,284	(7)%	$18,707	$17,495	7%

Basic and diluted net income per common share	$0.22	$0.27	(19%)	$0.61	$0.65	(6%)

Basic and diluted weighted average shares outstanding	31,597	27,046		30,718	26,996

Dividends declared per share	$0.09	$0.09		$0.18	$0.20

NM = Not meaningful

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 30,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,942	$63,882
Restricted cash	40	40
Accounts receivable, net of allowance for doubtful accounts
of $631 and $358	74,344	37,503
Inventories, net	77,289	41,545
Income taxes receivable	592	-
Other current assets	8,882	3,806
Total current assets	191,089	146,776
Property, plant and equipment, net	114,428	91,931
Deferred income taxes	7,940	4,654
Goodwill	345,997	108,869
Other intangibles, net	328,921	104,131
Other assets	3,977	3,405
Total assets	$992,352	$459,766
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$39,136	$15,469
Accrued expenses	21,856	8,977
Current portion of contingent consideration	34,535	17,102
Current portion of long-term debt, net	3,505	-
Dividends payable	2,845	2,437
Income taxes payable	3,064	1,878
Other current liabilities	2,320	-
Total current liabilities	107,261	45,863
Revolving line of credit	256,750	116,000
Long-term debt, net	94,972	-
Contingent consideration, less current portion	-	16,780
Deferred income taxes	20,817	2,068
Other noncurrent liabilities	9,157	6,382
Total liabilities	488,957	187,093
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $0.001,
31,604,459 and 27,077,145 shares outstanding	32	27
Capital in excess of par value	337,772	95,354
Retained earnings	196,787	183,770
Accumulated other comprehensive loss	(31,196)	(6,478)
Total shareholders’ equity	503,395	272,673
Total liabilities and shareholders’ equity	$992,352	$459,766

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	June 30,	July 1,
	2018	2017
Cash flows from operating activities:
Net income	$18,707	$17,495
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	17,076	9,855
Loss on disposal of assets	8	692
Stock-based compensation expense	2,061	2,038
Amortization of debt issuance costs	371	202
Benefit for deferred income taxes	-	(3,229)
Amortization of acquisition-related inventory step-up	3,125	1,774
Change in fair value of contingent consideration	653	8,191
Forward contract losses, net	3,493	-
Other, net	196	227
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable	(13,666)	(14,191)
Inventories	(4,754)	(10,120)
Income taxes receivable	(46)	512
Other current assets	(501)	(303)
Other assets	270	98
Increase (decrease) in operating liabilities, net of acquisition:
Accounts payable	5,908	5,796
Accrued expenses and other liabilities	1,660	1,145
Income taxes payable	(3,405)	1,207
Other noncurrent liabilities	(39)	295
Net cash provided by operating activities	31,117	21,684
Cash flows from investing activities:
Capital expenditures	(10,581)	(3,305)
Proceeds from dispositions of equipment	3	18
Proceeds from sale of short-term investments	-	2,938
Acquisition of business, net of cash acquired	(527,144)	-
Cash settlements of forward contracts	(2,535)	-
Net cash used in investing activities	(540,257)	(349)
Cash flows from financing activities:
Borrowings on revolving line of credit	258,000	-
Repayment of borrowings on revolving line of credit	(117,250)	(16,000)
Borrowings on long-term debt	100,932	-
Repayment of borrowings on long-term debt	(1,250)	-
Borrowings under factoring arrangement	1,044	-
Payments on capital lease obligations	(330)	-
Proceeds from stock issued	240,602	465
Dividends to shareholders	(5,281)	(5,390)
Debt issuance costs	(1,763)	-
Payment of employee tax withholding	(240)	-
Net cash provided by (used in) financing activities	474,464	(20,925)
Effect of exchange rate changes on cash and cash equivalents	736	4,042
Net (decrease) increase in cash and cash equivalents	(33,940)	4,452
Cash and cash equivalents, beginning of period	63,882	74,221
Cash and cash equivalents, end of period	$29,942	$78,673

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

HELIOS TECHNOLOGIES

SEGMENT DATA

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Sales:
Hydraulics	$103,634	$60,818	$166,243	$114,940
Electronics	32,534	28,517	67,243	55,748
Consolidated	$136,168	$89,335	$233,486	$170,688

Gross profit and margin:
Hydraulics	$39,422	$25,576	$62,870	$47,599
	38.0%	42.1%	37.8%	41.4%
Electronics	14,107	13,007	28,276	25,552
	43.4%	45.6%	42.1%	45.8%
Corporate and other	(3,125)	-	(3,125)	(1,774)
Consolidated	$50,404	$38,583	$88,021	$71,377
	37.0%	43.2%	37.7%	41.8%

Operating income and margin:
Hydraulics	$25,401	$16,359	$38,844	$30,131
	24.5%	27.0%	23.3%	26.2%
Electronics	6,532	6,419	13,639	12,655
	20.0%	22.5%	20.2%	22.8%
Corporate and other	(14,930)	(2,077)	(18,226)	(6,301)
Consolidated	$17,003	$20,701	$34,257	$36,485
	12.5%	23.2%	14.7%	21.4%

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2018 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	2018	% of Total
Americas:
Hydraulics	$26.4		$39.7		$66.1
Electronics	30.1		27.9		58.0
Consol. Americas	56.5	58%	67.6	50%	124.1	53%
EMEA:
Hydraulics	19.6		40.5		60.1
Electronics	2.7		2.7		5.4
Consol. EMEA	22.3	23%	43.2	32%	65.5	28%
APAC:
Hydraulics	16.6		23.4		40.0
Electronics	1.9		2.0		3.9
Consol. APAC	18.5	19%	25.4	18%	43.9	19%
Total	$97.3		$136.2		$233.5

2017 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2017	% of Total
Americas:
Hydraulics	$24.7		$28.2		$25.3		$25.6		$103.8
Electronics	22.6		24.5		26.8		21.1		95.0
Consol. Americas	47.3	58%	52.7	59%	52.1	59%	46.7	56%	198.8	58%
EMEA:
Hydraulics	17.1		16.6		16.1		16.4		66.2
Electronics	3.0		2.6		2.9		2.4		10.9
Consol. EMEA	20.1	25%	19.2	22%	19.0	22%	18.8	22%	77.1	22%
APAC:
Hydraulics	12.3		16.0		15.2		17.1		60.6
Electronics	1.7		1.4		1.7		1.5		6.3
Consol. APAC	14.0	17%	17.4	19%	16.9	19%	18.6	22%	66.9	20%
Total	$81.4		$89.3		$88.0		$84.1		$342.8

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
GAAP operating income	$17,003	$20,701	$34,257	$36,485
Acquisition-related amortization of intangible assets	8,015	2,039	10,004	4,348
Acquisition-related amortization of inventory step-up	3,125	-	3,125	1,774
Acquisition and financing-related expenses	3,731	-	4,927	200
Restructuring charges	59	-	170	-
Non-GAAP adjusted operating income	$31,933	$22,740	$52,483	$42,807
GAAP operating margin	12.5%	23.2%	14.7%	21.4%
Non-GAAP Adjusted operating margin	23.5%	25.5%	22.5%	25.1%

Non-GAAP Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Net income	$6,796	$7,284	$18,707	$17,495
Acquisition-related amortization of inventory step-up	3,125	-	3,125	1,774
Acquisition and financing-related expenses	3,731	-	4,927	200
Restructuring charges	59	-	170	-
Foreign currency forward contract loss	2,030	-	2,535	-
Change in fair value of contingent consideration	251	8,191	653	8,191
Tax effect of above	(2,299)	(2,703)	(2,853)	(3,354)
Adjusted net income	$13,693	$12,772	$27,264	$24,306
Adjusted net income per diluted share	$0.43	$0.47	$0.89	$0.90

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Net income	$6,796	$7,284	$18,707	$17,495
Interest expense (income), net	4,151	964	4,634	1,589
Income tax provision	2,424	3,620	6,407	8,548
Depreciation and amortization	12,347	4,764	17,076	9,855
EBITDA	25,718	16,632	46,824	37,487
Acquisition-related amortization of inventory step-up	3,125	-	3,125	1,774
Acquisition and financing-related expenses	3,731	-	4,927	200
Restructuring charges	59	-	170	-
Foreign currency forward contract loss	2,030	-	2,535	-
Change in fair value of contingent consideration	251	8,191	653	8,191
Adjusted EBITDA	$34,914	$24,823	$58,234	$47,652
Adjusted EBITDA margin	25.6%	27.8%	24.9%	27.9%

Helios Technologies Reports Second Quarter 2018 Results

August 6, 2018

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are important for investors and other readers of Helios’ financial statements, as they are used as analytical indicators by Helios’ management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.